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                                                                     EXHIBIT 5


[CHRISMAN BYNUM & JOHNSON LETTERHEAD APPEARS HERE]


March 10, 1998



Board of Directors
Coyote Sports, Inc.
2291 Arapahoe Avenue
Boulder, CO 80302


Re:  Registration Statement on Form S-8
     1998 Stock Option Plan


Gentlemen:

We are counsel for Coyote Sports, Inc., a Nevada corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the United States Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended. The Registration Statement covers a proposed offering of 1,000,000 shares of the Company's Common Stock to be issued pursuant to the Coyote Sports, Inc. 1998 Stock Option Plan.

In connection with our representation of the Company, we are of the opinion that:

1. The Company has been duly incorporated under Nevada law, and is validly existing as a corporation in good standing under the laws of that state.

2. The 1,000,000 shares of Common Stock proposed to be sold pursuant to this offering will, upon the purchase, receipt of full payment, issuance and delivery of such shares in accordance with the terms of the offering described in the Registration Statement, be duly and validly authorized, legally issued, fully paid and non-assessable.
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Coyote Sports, Inc.
March 10, 1998
Page 2


We consent to the use of this opinion as an exhibit to the Registration
Statement.


Very truly yours,


/s/ Laurie P. Glasscock
-------------------------
Laurie P. Glasscock, Esq.


LPG/rdm
cc:  Mr. Mel Stonebraker, Coyote Sports, Inc.
     Mr. Jarold B. Mittleider, KPMG Peat Marwick LLP
     NASDAQ